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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Loftin          Nancy           C.
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    (Last)         (First)       (Middle)

    400 North Fifth Street
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    (Street)

    Phoenix       Arizona         85004
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Pinnacle West Capital Corporation (PNW)
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)


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4.  Statement for Month/Year

    April 2001
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ ] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Vice President
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.Title of Security    2.Trans-  3.Trans-     4.Securities Acquired (A) 5.Amount of      6.Owner-     7.Nature of
  (Instr. 3)             action    action       or Disposed of (D)        Securities       ship         Indirect
                         Date      Code         (Instr. 3, 4 and 5)       Beneficially     Form:        Beneficial
                         (Month/   (Instr. 8)                             Owned at         Direct       Owner-
                         Day/      ----------   ----------------------    End of Month     (D) or       ship
                         Year)                            (A) or         (Instr. 3 and 4)  Indirect I) (Instr. 4)
                                   Code    V    Amount    (D)    Price                     (Instr. 4)
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Common Stock            4-17-01     M          1,944       A    $19.56
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Common Stock            4-17-01     F          3,056       D    $49.70
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Common Stock            4-17-01     S          1,944       D    $49.70
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Common Stock            4-17-01     M          2,200       A    $15.75
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Common Stock            4-17-01     F          2,800       D    $49.70
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Common Stock            4-17-01     S          2,200       D    $49.70       19,782            D
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Common Stock                                                                  1,925            I        by 401(k)
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V         (A)         (D)
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Employee Stock
Option (Right to Buy)       $19.56       4-17-01      M                             5,000
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Employee Stock
Option (Right to Buy)       $15.75       4-17-01      M                             5,000
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6.Date Exer-       7.Title and Amount of     8.Price    9.Number     10.Owner-   11. Nature
  cisable and        Underlying Securities     of         of Deriv-     ship         of
  Expiration         (Instr. 3 and 4)          Deriv-     ative         Form of      Indirect
  Date (Month/                                 ative      Securities    Deriv-       Benefi-
  Day/Year)                                    Security   Bene-         ative        cial
  ----------------    --------------------     (Instr.5)  ficially      Security:    Owner-
  Date     Expira-    Title      Amount or                Owned at      Direct (D)   ship
  Exer-    tion                  Number of                End of Month  or Indirect  (Instr.4)
  cisable  Date                  Shares                   (Instr. 4)    (I)(Instr.4)
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                      Common
   (1)    12-07-02    Stock       5,000                         0          D
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                      Common
   (2)    12-03-01    Stock       5,000                         0          D
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
Explanation of Responses:

(1)  The  option  became  exercisable  1/3  of the  grant  per  year  commencing
     12-07-93.
(2)  The  option  became  exercisable  1/3  of the  grant  per  year  commencing
     12-03-92.

                                   Nancy C. Loftin                  5-10-01
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                           **Signature of Reporting Person            Date
                                   Nancy C. Loftin

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
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